EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126244, 333-159849, 333-172631 and 333-203015 on Form S-8, Nos. 333-176236 and 333-134227 on Form S-3 and Nos. 333-174464 and 333-172631 on Form S-4 of our report dated March 24, 2016, relating to the consolidated financial statements of DSW Inc. and subsidiaries (“DSW”), and the effectiveness of DSW's internal control over financial reporting, appearing in this Annual Report on Form 10-K of DSW for the year ended January 30, 2016.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 24, 2016